Exhibit 99.1

Contact
Thomas M. Duffy
Exec. Vice President & General Counsel
404/370-4225

ALLIED HOLDINGS ANNOUNCES APPOINTMENT OF CFO

Decatur, Georgia, January 25, 2005 – Allied Holdings, Inc. (AMEX:AHI) today announced the appointment of Thomas H. King as Executive Vice-President and Chief Financial Officer, and the resignation of David A. Rawden, Executive Vice-President and Chief Financial Officer of the Company, each to be effective January 25, 2005.

Mr. King has been working as a full-time accounting consultant for the Company since August 2004. Mr. King joins Allied from Tatum Partners, a consulting group which provides clients with a full range of chief financial officer services. Mr. King served as interim CFO and financial vice-president for a number of public and private companies while at Tatum. Prior to joining Tatum, Mr. King served as Chief Financial Officer and as controller of several companies.

Mr. King is a certified public accountant and has experience working at the accounting firms of Deloitte & Touche LLP and PricewaterhouseCoopers. Mr. King earned his Bachelors of Science in Business Administration with highest honors at The Pennsylvania State University and his Master of Science, Industrial Administration, at Carnegie-Mellon University where he was an Arthur C. Carter Scholar.

“We are pleased to appoint Tom King to the position of Executive Vice-President and Chief Financial Officer,” commented Hugh Sawyer, President and Chief Executive Officer. “Tom has a diverse management background and has also gained significant exposure to the Company over the past several months. Tom’s depth of experience gained through various senior accounting and finance roles will be of great benefit to him as he assumes responsibility for our efforts in the financial reporting and planning, accounting, pricing and related financial areas of our business.”

Mr. Sawyer added, “We are grateful at Allied for Dave Rawden’s many contributions to our Company, both as a consultant and senior executive through a challenging transition period in our finance and accounting departments. We wish Dave much success in his future endeavors.”

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied’s subsidiaries span the finished vehicle continuum, and include car-hauling, intramodal transport, inspection, accessorization and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are “forward looking” statements. Such statements include, without limitations, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar expressions. Investors are cautioned that such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt and customer agreements, the Company’s ability to successfully implement internal controls and procedures that remediate the material weakness and ensure timely, effective and accurate financial reporting, the ability of the Company to obtain financing in the future and the Company’s highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s reports filed with the Securities and Exchange Commission.

NOTE: For additional information about Allied, please visit our website at www.alliedholdings.com.